EXHIBIT (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 104 to the Registration Statement (1933 Act File No. 33-572) of Eaton Vance Municipals Trust on Form N-1A of our report dated November 18, 2005 of Eaton Vance National Municipals Fund (the “Fund”) for the year ended September 30, 2005 included in the Annual Report to Shareholders of the Fund.

     We also consent to the reference to our Firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information which are part of this Registration Statement.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP

January 27, 2006 Boston, Massachusetts